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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY
                                                                  --------------

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  This Asset Purchase Agreement ("AGREEMENT") is entered into as of the 2nd day of April, 2001 among APPLETREE TECHNOLOGIES INCORPORATED, a Georgia corporation ("SELLER"), Seller's shareholders, LARRY HALL and DOUGLAS SHANKWILER (collectively, the "PRINCIPALS" and each a "PRINCIPAL"), New Horizons Computer Learning Centers of Atlanta, Inc., a Delaware corporation ("BUYER") and NEW HORIZONS WORLDWIDE, INC., a Delaware corporation ("NEW HORIZONS").

                                    Recitals:
                                    ---------

                  A. Seller is engaged in the business of providing computer training services ("Services") to organizations and individuals primarily located in and around Atlanta, Georgia (the "ATLANTA BUSINESS") as a franchisee of New Horizons Computer Learning Centers, Inc., a California corporation (f/k/a New Horizons Franchising, Inc.) ("NHCLC").

                  B. In addition, Seller, as a franchisee of NHCLC, is engaged in the business of providing computer training services to organizations and individuals located in and around Tampa, Florida and Jacksonville, Florida (collectively, the "FLORIDA BUSINESS") pursuant to the terms of conditions of certain Franchise Agreements dated March 1, 1997 and May 31, 1996 (each as may have been amended) (the "FLORIDA FRANCHISE AGREEMENTS").

                  C. The Principals own all of the issued and outstanding capital stock of Allan-Adair Holdings, Ltd., a Georgia corporation ("PARENT") and Seller is a wholly owned subsidiary of Parent.

                  D. The parties desire that (i) Seller sell to Buyer and that Buyer purchase from Seller substantially all of Seller's assets related to the Atlanta Business and (ii) Seller's Franchise Agreement dated February 27, 1993 (as the same has been amended and modified) with NHCLC for the Atlanta, Georgia area (the "ATLANTA FRANCHISE AGREEMENT") be terminated upon the terms therein and hereinafter set forth.

                  In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein, the parties agree as follows:

                  1. PURCHASE AND SALE OF ASSETS.

                           1.1 PURCHASED ASSETS. Seller hereby sells to Buyer,
free of all liens, encumbrances, claims and other restrictions of any kind other than Permitted Encumbrances (as defined herein), and Buyer hereby purchases, all of Seller's right, title, and interest in and to all of the properties, assets, and rights owned, used, acquired for use, or arising or existing in connection with the Atlanta Business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the Closing (as defined below), including, without limitation,

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books and records, software and software licenses, permits and other governmental authorizations pertaining to the Atlanta Business (to the extent such authorizations may legally be assigned), know-how, trade secrets, patents, trademarks, trade names, copyrights (including applications for the foregoing), and all goodwill relating to the Seller; PROVIDED, HOWEVER, that (a) Seller shall not sell and Buyer shall not purchase the Retained Assets of Seller described in Section 1.2 hereof, and (b) as to contracts only, Seller shall assign and Buyer shall assume only those contracts of Seller that are set forth or described on SCHEDULE 2.1. The assets to be purchased and sold pursuant to this Agreement are referred to herein as the "PURCHASED ASSETS."

                  1.2 RETAINED ASSETS. Seller shall retain, and Buyer shall not purchase (a) any rights of Seller arising under this Agreement, (b) Seller's corporate minute books, stock records, and tax returns or other similar corporate books and records relating to the Atlanta Business and the Florida Business, and those records, originals of which Seller is required to maintain under applicable laws, (c) any assets of Seller used in the operation of the Florida Business or relating to the negotiation and consummation of the transactions contemplated by this Agreement, (d) those contracts of Seller that are NOT set forth on Schedule 2.1, (e) all records, intangible rights, prepaid items and contracts rights relating to any Retained Asset or to any Retained Liability, (f) all accounts and notes receivable of the Florida Business or any other corporation or business in which the Principals have an interest, (g) the items listed on SCHEDULE 1.2, and (h) any assets of Seller not used by the Atlanta Business, including, without limitation, any assets of the Florida Business or any real property owned by Seller (collectively, the "RETAINED ASSETS").

         2. LIABILITIES OF SELLER.

                  2.1 ASSUMED LIABILITIES. On the Closing Date, notwithstanding anything to the contrary contained in this Agreement or in any exhibit or any disclosure schedule hereto, Buyer agrees to assume, and thereafter, discharge (after the Closing) the following liabilities and obligations of the Atlanta Business existing as of the Closing (the "ASSUMED LIABILITIES"): (a) current liabilities of the Atlanta Business reflected on the Adjusted Balance Sheet appearing in the Adjusted Financial Statements (as such terms are defined in Section 3.2 below) and those current liabilities incurred in the ordinary course of business consistent with past practices since the date of such Adjusted Balance Sheet solely to the extent reflected or reserved on the Closing Balance Sheet (as defined in Section 3.2 below), (b) long-term liabilities of the Atlanta Business under the lease or financing arrangements of a type required by GAAP to be included on a balance sheet set forth on SCHEDULE 2.1 (such liabilities together with the current liabilities described in clause (a) above are being sometimes referred to herein as the "ASSUMED BALANCE SHEET LIABILITIES"), (c) the liabilities of the Atlanta Business under the contracts set forth on SCHEDULE 2.1 to the extent (i) such contractual liabilities accrue and relate solely to the period after the Closing, and (ii) the corresponding benefits therefrom are validly assigned to and received by Buyer, and (d) future obligation of the Atlanta Business to provide training for which Seller has received payment.

                  2.2 RETAINED LIABILITIES. Except for the Assumed Liabilities, Buyer shall not assume nor become responsible for any liability or obligation of Seller of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (the "RETAINED LIABILITIES").



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         3. CONSIDERATION. The consideration (the "CONSIDERATION") payable by
Buyer for the Purchased Assets shall consist of the following: (a) Buyer's assumption of the Assumed Balance Sheet Liabilities, (b) payment of the consideration payable at Closing as set forth in Section 3.1 below (the "CLOSING PAYMENT"), as such may be subsequently adjusted pursuant to Section 3.2 below, and (c) the consideration payable, if any, following the Closing as set forth in
Section 3.3 below (the "EARN-OUT").

                  3.1 CLOSING PAYMENT. The Closing Payment shall be payable as follows:

                  (a) Fifteen Million Eight Hundred Thousand ($15,800,000) Dollars payable by wire transfer of immediately available funds to an account designated by Seller in writing;

                  (b) 113,984 Shares of Common Stock, $.01 par value, of New Horizons having an aggregate Fair Market Value (as defined below) equal to One Million Eight Hundred Thousand ($1,800,000) Dollars (the "NEW HORIZONS STOCK") issued at the Closing; PROVIDED, that no fractional shares of New Horizons Stock will be issued or delivered to Seller hereunder. Solely for purposes of determining the number of shares of New Horizons Stock to be issued to Seller pursuant to this Section 3.1(b), the "FAIR MARKET VALUE" of a share of New Horizons Stock shall mean the average per share closing price of New Horizons Stock on the NASDAQ Stock Market (or successor exchange) for the thirty (30) full trading days ending on March 28, 2001; and

                  (c) Four Hundred Thousand ($400,000) Dollars (the "HOLDBACK AMOUNT"), to be held by Buyer in an interest-bearing account pending final determination of the Net Worth Adjustment (as defined and determined below).

                  3.2 NET WORTH ADJUSTMENT.

                  (a) Promptly after the Closing, the Principals shall cause Seller to prepare a balance sheet of the Atlanta Business as of the Closing ("CLOSING BALANCE SHEET") reflecting:

                           (i) cash and cash equivalents included in the
Purchased Assets;

                           (ii) trade accounts receivable, net of allowance for
doubtful accounts and reserve for subsequent credit memos, included in the Purchased Assets;

                           (iii) inventory, net of applicable reserves, included
in the Purchased Assets;

                           (iv) prepaid expenses included in the Purchased
Assets the benefit of which is fully available to Buyer;




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                           (v) property, plant and equipment, net of
depreciation and amortization, included in the Purchased Assets;

                           (vi) any other assets included in the Purchased
Assets of a type required by GAAP to be included on a balance sheet; and

                           (vii) the Assumed Balance Sheet Liabilities.

Attached hereto as SCHEDULE 3.2(A)(I) is a balance sheet of the Atlanta Business as of December 31, 2000 and an income statement for the year then ended, which have been prepared jointly by Seller and Buyer in accordance with GAAP and which reflect the New Horizons Methodology (the "ADJUSTED BALANCE SHEET" and "ADJUSTED INCOME Statement," respectively, and collectively, the "ADJUSTED FINANCIAL STATEMENTS"). Such Methodology is set forth on SCHEDULE 3.2(A)(II) hereof. The Adjusted Balance Sheet was derived from the unreviewed and unaudited balance sheet of the Atlanta Business as of December 31, 2000 by making those modifications set forth on SCHEDULE 3.2(A)(III) hereof. The Closing Balance Sheet shall be prepared in a manner consistent with the preparation of the Adjusted Balance Sheet. The Closing Balance Sheet need not include inventories based on a physical count nor footnotes customarily required in connection with an audit. Based on the Closing Balance Sheet, Seller will also prepare a written calculation of the amount by which the Net Worth (as defined below) of the Atlanta Business as at the Closing Date is greater or less than negative One Hundred Ten Thousand, Five Hundred Sixty Four Dollars (-$110,564) ("NET WORTH ADJUSTMENT").

         (b) NET WORTH ADJUSTMENT REVIEW. Seller will prepare the Closing Balance Sheet and the Net Worth Adjustment and deliver the same to Buyer not later than thirty (30) days after the Closing, together with a written certification that such have been prepared and calculated in accordance herewith. Thereafter, Buyer's Chief Financial Officer and Buyer's independent accountants will conduct a review of these items, and Buyer will notify Seller not later than thirty (30) days after receipt thereof, as to whether they are acceptable to Buyer. If Buyer objects to the Closing Balance Sheet or the Net Worth Adjustment ( which objection shall be reasonably specific with respect to the items or amounts Buyer asserts are incorrect) and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection, the Net Worth Adjustment (reflecting the resolution) will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection, the dispute will be resolved by a "Big Five" national accounting firm mutually agreeable to the parties (the "INDEPENDENT ACCOUNTANTS"). The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

         (c) FINAL PAYMENT OR REFUND.

                  (i) NO REFUND OR PAYMENT. If there is no Net Worth Adjustment, Buyer shall refund the Holdback Amount in its entirety (along with any interest


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accrued therein) to Seller by wire transfer of immediately available funds to an account designated by Seller.

                  (ii) POST-CLOSING PAYMENT. If the Net Worth Adjustment is a positive amount, the Holdback Amount shall be paid to Seller (along with any interest accrued thereon) and Buyer shall pay the Net Worth Adjustment (together with the Holdback Amount) to Seller by wire transfer of immediately available funds to an account designated by Seller.

                  (iii) POST-CLOSING REFUND. If the Net Worth Adjustment is a negative amount, Seller will refund to Buyer the Net Worth Adjustment (treated as a positive amount) from the Holdback Amount and, if necessary (to the extent the Holdback Amount is insufficient), also by the wire transfer of immediately available funds to an account designated in writing by Buyer (or a combination of both). The balance of the Holdback Amount, if any, shall be paid to Seller (along with any interest accrued thereon) by wire transfer of immediately available funds to an account designated by Buyer.

                  (iv) TIME OF POST-CLOSING PAYMENT OR REFUND. Any post-closing payment or refund (as the case may be) provided for under this Section 3.2(c) will be made not more than three business (3) days after the Net Worth Adjustment becomes final, as contemplated by Section 3.2(b) hereof.

         3.3 EARN-OUT. As additional consideration for the Purchased Assets, Seller shall be entitled to receive (a) with respect to the 12 month period commencing on April 1, 2001 and ending on March 31, 2002, an amount equal to three (3) times the amount by which Buyer's EBIT for such period exceeds the Base EBIT, if any, and (b) with respect to the 12 month period commencing on April 1, 2002 and ending on March 31, 2003, an amount equal to three (3) times the amount by which Buyer's EBIT for such period exceeds Base EBIT, if any, (the "EARN OUT PAYMENTS"). The period of time during which any Earn-Out Payment may be earned shall be extended by an amount of time equal to any period(s) of time during which, due to force majure, the Atlanta Business cannot be operated at substantially the same level of operation prior to the Closing. For purposes of this Section 3.3, the term "force majure" shall mean any Act of God or other independent event beyond the control of the Atlanta Business which cannot be cured by the exercise of due care or the payment of money. Buyer will prepare the foregoing EBIT calculations and deliver the same to Seller within forty-five
(45) days after the end of the twelve month period for which they are required, together with a written certification that such calculations have been prepared and calculated in accordance herewith. Thereafter, Seller will conduct a review of these items and notify Buyer not later than thirty (30) days after receipt of such calculations as to whether they are acceptable to Seller. If Seller objects to such calculations and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Seller's objection, such calculations (reflecting the resolution) will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Seller's objection, the dispute will be resolved by the Independent Accountants. The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute



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shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

         Within ten (10) days after the amount of any Earn Out Payment is finally determined in accordance with the foregoing, such amount shall be paid
(a) by wire transfer of 90% of such amount in immediately available funds to an account designated in writing by Seller, and (b) by issuance to Seller of shares of New Horizons Stock having an aggregate Fair Market Value equal to 10% of such amount. For purposes of this Section 3.3, "FAIR MARKET VALUE" of a share of New Horizons Stock shall mean the average per share closing price of New Horizons Stock on the NASDAQ Stock Market (or successor exchange) for the thirty (30) full trading days ending on the last day of the twelve month period with respect to which such Earn Out Payment was earned.

For purposes of this Section 3:

                  "BASE EBIT" shall be Three Million Dollars ($3,000,000).

                  "BUYER'S EBIT" shall be the amount determined from Buyer's financial statements for the Atlanta Business prepared in accordance with GAAP using the New Horizons Methodology in a manner consistent with the Adjusted Income Statement, by (a) adding to the net income or loss of the Atlanta
Business: (i) the total of all federal, state, local and foreign tax expense with respect to income; (ii) the total of all interest expense with respect to indebtedness for borrowed money (including capitalized leases and purchase money financing), net of interest income, and (iii) the amortization of all intangibles resulting from the transactions contemplated by this Agreement, and
(b) deducting royalties which would have been payable by Seller to NHCLC under the Franchise Agreement in the absence of this Agreement. In determining Buyer's EBIT, it is agreed that New Horizons may charge Buyer appropriately for certain expenses relating to the operation of the Atlanta Business, including: (i) audit and tax preparation fees incurred by New Horizons resulting from work performed by New Horizons' certified public accountants and allocable to the Atlanta Business, (ii) New Horizons' obligation to make matching contributions made or benefits provided by New Horizons or any of its affiliates to or on behalf of employees of Buyer under any benefit plan in which they participate with respect to the Atlanta Business, (iii) services which replace those functions historically provided by persons directly employed by Buyer, (iv) services which are directly necessary to the continued growth and success of Buyer as mutually determined by New Horizons and Seller, or (v) for services required to be provided by New Horizons on behalf of Buyer due to Buyer's obligations under the Cost Sharing and Services Agreement (the "COST SHARING AGREEMENT") between Seller, Buyer and Principals dated the date hereof (if and only if New Horizons, on behalf of Buyer, provides the services contemplated by the Cost Sharing Agreement to the Florida Business).

                  "NET WORTH" means the assets of the Atlanta Business (excluding unamortized organization costs or franchise fees) less total liabilities of the Atlanta Business, determined in accordance with GAAP, but excluding the Retained Assets and Retained Liabilities.

                           3.4 ALLOCATION OF CONSIDERATION. The allocation of
the Consideration among the Purchased Assets shall be made in accordance with the principles set forth on SCHEDULE



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3.4. Buyer and Seller agree to be bound by such allocation and report the transactions contemplated by this Agreement (for federal income and other tax purposes) in accordance with SCHEDULE 3.4.

                  4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPALS. Seller and the Principals hereby jointly and severally represent and warrant to Buyer and New Horizons as follows:

                           4.1 ORGANIZATION, AUTHORITY AND CAPACITY. Seller is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, is in good standing as a foreign corporation qualified to do business in such other states where the nature of the business conducted requires such qualification, and has full corporate power and authority to own, lease and operate its assets and properties and, carry on the Atlanta Business as and where such assets and properties are now owned or leased and as such business is presently being conducted. Seller and the Principals have full power, authority, and legal capacity to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance has been approved by all requisite corporate action of Seller. This Agreement has been duly executed and delivered by Seller and each Principal and constitutes the legal, valid and binding obligation of Seller and each Principal, enforceable against Seller and each Principal in accordance with its terms.

                           4.2 NO CONSENTS OR CONFLICTS. Except as set forth on
SCHEDULE 4.2, no consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Principals in connection herewith. Neither the execution or delivery nor the performance of this Agreement or any other agreements, instruments or documents to be delivered by or on behalf of Seller or the Principal in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Seller or any Principal, (ii) any agreement or instrument to which Seller or any Principal is a party or by which Seller or any of its assets is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Seller.

                           4.3 FINANCIAL STATEMENTS. SCHEDULE 4.3 consists of
(i) audited financial statements of Seller as of and for the fiscal year ended December 31, 2000 (the "AUDITED FINANCIALS"), (ii) unaudited and unreviewed financial statements of the Atlanta Business as of and for the fiscal year ended December 31, 2000 (which financial statements were derived from the Audited Financial Statements) (the "12/31/00 ATLANTA BUSINESS FINANCIAL STATEMENTS"),
(iii) audited financial statements of Seller as of and for the fiscal year ended December 31, 1999, and (iv) a balance sheet of the Atlanta Business as of February 28, 2001 (the "ATLANTA BUSINESS BALANCE SHEET"). The foregoing are collectively referred to as the "FINANCIAL STATEMENTS." The Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of Seller and the Atlanta Business, respectively, as of the dates indicated and the results of operations for the periods then ended.

                           4.4 NO LIABILITIES. The Atlanta Business has no
liabilities or obligations of any kind (accrued, absolute, contingent, known, unknown or otherwise) except (i) as reflected on the Adjusted Balance Sheet,
(ii) as incurred in the ordinary course of business, consistent with past


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practice, since the date of the Adjusted Balance Sheet, (iii) for performance obligations under the Assumed Contracts from and after the Closing Date, or (iv) as set forth on SCHEDULE 4.4.

                           4.5 NO CHANGES. Since January 1, 2001, Seller has
operated the Atlanta Business only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the assets, liabilities, operating performance, business relationships, or prospects of the Atlanta Business. Without limiting the generality of the foregoing, since the date of such balance sheet, except as set forth on SCHEDULE 4.5, there has not been with respect to the Atlanta Business any:

                                    (a)      waiver, release, cancellation or
                                             compromise of any debts owed to it
                                             or claims or rights against others
                                             exceeding $10,000 in the aggregate;

                                    (b)      sale, disposition, replacement or
                                             subjection to any lien of any
                                             assets other than inventory in the
                                             ordinary course of business;

                                    (c)      unusual or novel method of
                                             transacting business or any change
                                             in accounting procedures or
                                             practices (except as required by
                                             Buyer);

                                    (d)      any increase in salaries, bonuses
                                             or benefits paid or payable to
                                             employees; or

                                    (e)      any damage, destruction or loss to
                                             or of assets in excess of $10,000.

                           4.6 TITLE TO PURCHASED ASSETS. Other than Permitted
Encumbrances, Seller owns all of the Purchased Assets free and clear of all liens, claims, encumbrances and other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets. For purposes of this Agreement, the term "Permitted Encumbrances" means (i) liens for ad valorem personal property taxes not yet due and payable, (ii) any requirements that Seller obtain third party consents or approvals in connection with Buyer's purchase of the Purchased Assets, which requirement Buyer has waived in writing, and (iii) those matters set forth on SCHEDULE 4.6.

                           4.7 OWNERSHIP OF SELLER. The Principals own
beneficially and of record, free and clear of all liens and encumbrances, all of the issued and outstanding capital stock of Parent and Parent owns all of the issued and outstanding capital stock of Seller.

                           4.8 ASSETS OWNED. Except for the Retained Assets, the
Purchased Assets comprise all of those assets which are used or useful in the operation of the Atlanta Business in the ordinary course as presently conducted and are located, or are in storage, at 4053 LaVista Road, Tucker, Georgia 30084 and 2058 Lower Roswell Road, Marietta, Georgia 30068 and 1438 Montreal Road, Tucker, Georgia 30084.



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                           4.9 COMPLIANCE WITH LAWS. Except as set forth on
SCHEDULE 4.9, Seller has conducted the Atlanta Business in compliance with all laws, regulations or orders of any jurisdiction or governmental authority, including, without limitation, those pertaining to, environmental protection, occupational health or safety, employee benefits, labor matters and employment practices. Seller has all permits, registrations and licenses necessary to conduct the Atlanta Business, and all of Seller's employees utilized in connection with the Atlanta Business have obtained all required permits, registrations, and licenses. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke, modify or limit any of them.

                           4.10 NO LITIGATION. Except as set forth on SCHEDULE
4.10, there is no claim, litigation, investigation or proceeding pending or, to the knowledge of Seller, threatened against the Atlanta Business. There are no pending or, to the knowledge of Seller, threatened controversies, grievances or claims by any employee or former employee of the Atlanta Business with respect to their employment, compensation, benefits or working conditions.

                           4.11 CONDITION. Except as set forth on SCHEDULE 4.11,
all of the items of tangible property included among the Purchased Assets and used in the ordinary conduct of the Atlanta Business are in good operating condition, normal wear and tear excepted, and do not require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

                           4.12 TAXES. All tax returns, reports and declarations
(hereinafter collectively, "TAX RETURNS") required by any governmental authority to be filed in connection with the properties, Atlanta Business, income, expenses, net worth and franchises of Seller have been timely filed by either Seller or the Principals. Except as set forth on SCHEDULE 4.12, all taxes due in connection with the properties, Atlanta Business, income, expenses, net worth and franchises of Seller ("TAXES") have been paid by either Seller or the Principals, other than a tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established on the Adjusted Balance Sheet. There are no tax claims, audits or proceedings pending in connection with the properties, Atlanta Business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller, there are no such threatened claims, audits or proceedings.

                           4.13 EMPLOYEE BENEFITS. All employee benefit plans
(as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA")) and all other employee benefit programs or arrangements of any type (collectively, the "PLANS") maintained by Seller or to which Seller contributes are listed on SCHEDULE 4.13, and, except as disclosed on said
SCHEDULE 4.13, such Plans comply, with all applicable provisions of any laws, rules or regulations, including, without limitation, the Internal Revenue Code of 1986, as amended ("CODE") and ERISA, and have so complied during all prior periods during which any such provisions are applicable. Except as set forth on said SCHEDULE 4.13, Seller (i) has complied with the provisions of ERISA applicable to Seller as an employer, plan sponsor, plan administrator or fiduciary of any such Plan, (ii) has administered the Plans in accordance with their terms and (iii) with respect to any Plan



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maintained by Seller or to which Seller contributes, has made all contributions required of it by any law (including, without limitation, ERISA) or contract and no unfunded liability exists with respect to any Plan.

         4.14 CUSTOMERS. Except as set forth on SCHEDULE 4.14, no customer of the Atlanta Business accounting for more than Two Hundred Fifty Thousand ($250,000) Dollars in revenues during the twelve (12) full calendar months preceding the Closing has canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Seller or to materially decrease its purchases from Seller.

         4.15 CONTRACTS. Schedule 4.15 contains a complete and accurate list of all agreements or contracts (i) to which Seller is a party and relates to the Atlanta Business, or (ii) which relates or pertains to the Atlanta Business, in each case, which falls into one or more of the following categories:

                  (i) contracts or group of related contracts with the same party providing for the purchase of goods or services and under which the undelivered balance of such goods or services has a purchase price in excess of $250,000;

                  (ii) contracts or group of related contracts with the same party providing for the sale of goods or services and under which the undelivered balance of such goods or services has a sale price in excess of $250,000;

                  (iii) contracts relating to the borrowing of money, to the granting of a lien on any of Seller's assets, or any guaranty of any obligation of another person in respect of borrowed money or otherwise;

                  (iv) contracts with sales representatives;

                  (v) contracts for the employment or engagement of any employee, officer, consultant or management advisor, including any contract with any labor union;

                  (vi) contracts limiting the freedom of Seller to engage in any business anywhere in the world, or which require Seller to maintain the confidentiality of information;

                  (vii) contracts pursuant to which Seller is a lessor or a lessee of real property;

                  (viii) contracts pursuant to which Seller is a lessor or a lessee of, or holds or operates any tangible personal property owned by another person, for which the aggregate annual rent or lease charges exceed $100,000;

                  (ix) contracts pursuant to which Seller is a licensor or licensee of any intellectual properties (including "off the shelf" software);

                  (xi) contracts or commitments for the purchase, sale or lease of capital assets in excess of $100,000 individually;

                  (xi) contracts for the past, present or future acquisition or disposition by Seller of all or substantially all of the capital stock, other equity interests, or assets of any person, or of assets constituting a product line or business unit of any person;

                  (xii) contracts not otherwise described above in this Section
4.15 with any Principals, or any officer, director, employee or consultant of Seller, or any affiliate of any such person;

                  (xiii) contracts not entered into in the ordinary course of Atlanta Business with past practice; and

                  (xiv) all commitments by or on behalf of the Company to enter into any contract described in the foregoing paragraphs (i) through (xiii).

Seller has made available to Buyer correct and complete copies of each written contract identified on SCHEDULE 4.15 and an accurate and complete written description of each oral contract thereon, in each case including amendments thereto. Seller has performed all obligations required to be performed by it in connection with all contracts required to be disclosed on SCHEDULE 4.15, and, to the knowledge of Seller, there is no existing or threatened default under or violation of any of such contracts by any other party thereto.

            4.16 CONFLICTS. Except as set forth on SCHEDULE 4.16, neither the Principals, nor any other person or entity controlled by or under common control with Seller or the Principals, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

            4.17 ABSENCE OF CERTAIN ATLANTA BUSINESS PRACTICES. Except as set forth on SCHEDULE 4.17, Seller and the Principals have not, and to the knowledge of Seller, no employee or agent of Seller, or any other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which
(i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the Purchased Assets or the Atlanta Business, or (iii) if not continued in the future, might adversely affect the Purchased Assets, the Atlanta Business or the prospects of the Atlanta Business.

            4.18 BROKERS AND FINDERS. Except as set forth on SCHEDULE 4.18, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller or the Principals in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith. Seller and the Principals are fully responsible for any fees and/or expenses due any such party.

            4.19 INVESTMENT MATTERS. Seller is acquiring the New Horizons Stock for investment purposes, for its own account and not with a view to distribution or resale thereof or to divide its participation with others; provided, however, Seller may elect to transfer the New Horizons Stock to the Principals, who hereby confirm that they will thereby acquire the New Horizons Stock for investment purposes, for their own account and not with a view to distribution or resale thereof or to divide his participation with others. Seller and the Principals both meet the definition of "accredited investor" as defined in Regulation D, 17 C.F.R. Sec. 230.501(a), under the Securities Act of 1933, as amended (the "ACT"). Seller and the Principals both have knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of an investment in the New Horizons Stock. Seller and the Principals acknowledge that they have received and have reviewed the following documents (collectively, the "NEW HORIZONS' DISCLOSURE DOCUMENTS"): (a) New Horizons' most recent Proxy Statement, (b) New Horizons' most recent Annual Report on Form 10-K, (c) New Horizons' Form 10-Q Quarterly Report(s) for the fiscal quarter(s) subsequent to such Annual Report, and (d) all other material and relevant information concerning New Horizons, which New Horizons has furnished in accordance with the rules of the Securities and Exchange Commission ("SEC"), and have had the opportunity to ask questions of, receive answers from and obtain additional information from New Horizons concerning the business and financial condition of New Horizons.

         Seller and the Principals understand, acknowledge and agree that: (i) none of the New Horizons Stock will be registered under the Act and that all of the New Horizons Stock will constitute "restricted securities" as defined in Rule 144 (or its successor) under the Act; (ii) the New Horizons Stock must be held indefinitely unless it is registered under the Act or an exemption from registration is available; (iii) neither New Horizons nor Buyer is under any obligation or has made any commitment to provide any such registration or to take such steps as are necessary to permit sale without registration pursuant to Rule 144 under the Act or otherwise; (iv) at such time as the New Horizons Stock may be disposed of in routine sales without registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with all of the terms and conditions of Rule 144; (v) if the Rule 144 exemption is not available, compliance with some other exemption from registration will be required; (vi) all certificates evidencing the New Horizons Stock will bear an appropriate legend concerning restrictions on transfer; (vii) the transfer agent and registrar of Buyer will be advised by appropriate "stop-transfer" instructions of the foregoing restrictions and instructed to advise Buyer of any proposed transfer of certificate(s) evidencing the New Horizons Stock; and (viii) in addition to the forgoing restrictions, subject to
Section 9.6, no shares of the New Horizons Stock may be sold or transferred during the twelve (12) months following their issuance.

            4.20 SOFTWARE. Except as set forth on SCHEDULE 4.20, all software used in connection with the Atlanta Business ("SOFTWARE") has been designed and developed by Seller or is used pursuant to valid license agreements, which agreements are fully paid and in full force and effect. Except as set forth on
SCHEDULE 4.20, Seller has not licensed the Software to any third party and no third party (including, but not limited to, any of Seller's employees) have any rights in such Software. To Seller's knowledge there are no pending or threatened claims against or demands upon Seller or the Principals alleging that the Software infringes upon the rights of any third party.

                  4.21 ACCOUNTS RECEIVABLE. Except for the reserve for subsequent credit memos reflected on the Adjusted Balance Sheet, all accounts receivable of Seller reflected on the Adjusted Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business are collectible in the ordinary course of business.

                  4.22 NO MISREPRESENTATIONS. No representation or warranty made by Seller or the Principals in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Buyer by Seller were complete and accurate copies of such documents.

                  4.23 KNOWLEDGE DEFINED. For purposes of this Section 4, "to the knowledge of Seller" (or similar phrases) shall mean (i) the actual knowledge of each Principal and any director, officer, general manager, sales manager or controller of Seller, and (ii) the knowledge any of such persons would have had after making reasonable inquiry of the Seller's personnel and reasonable investigation and review of Seller's books and records and other relevant documentation.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER AND NEW HORIZONS. Buyer and New Horizons, jointly and severally, represent and warrant to Seller and the Principals as follows:

                  5.1 ORGANIZATION AND AUTHORITY. Buyer and New Horizons are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and have full corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms. This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer and New Horizons. This Agreement has been duly executed and delivered by Buyer and New Horizons and constitutes the legal, valid and binding obligation of Buyer and New Horizons, enforceable against Buyer and New Horizons in accordance with its terms.

                  5.2 NO CONSENTS OR CONFLICTS. No consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer or New Horizons which has not been obtained or made or which will be obtained or made before due. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer or New Horizons in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer or New Horizons, (ii) any agreement to which Buyer or New Horizons is a party or by which either of them is bound, or (iii) any provision of the Certificate of Incorporation or the By-Laws of Buyer or New Horizons.

                  5.3 ACCURACY OF PUBLIC DISCLOSURES. As of their respective dates all reports filed by the Company with the Securities and Exchange Commission did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.4 NEW HORIZONS STOCK. The New Horizons Stock issued or to be issued to Seller hereunder has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

                  5.5 LITIGATION. Except as otherwise disclosed in the New Horizons' Disclosure Documents, there are no suits, claims, proceedings or investigations pending, or to the knowledge of Buyer or New Horizons, threatened by any court, arbitrator or governmental authority which seeks to restrain, enjoin or otherwise prevent Buyer's ability to consummate the transaction contemplated by the Agreement or materially impact any obligation of either Buyer or New Horizons hereunder.

                  5.6 BROKERS AND FINDERS. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.

         6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Principals set forth in Section 4 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second (2nd) anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1 [Organization, Authority and Capacity], 4.2 [No Consents or Conflicts], 4.6 [Title to Purchased Assets], 4.12 [Taxes] and 4.13 [Employee Benefits] will survive for the applicable statute of limitations (including extensions). The representations and warranties of Buyer set forth in Section 5 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Section 5.1 [Organization and Authority] and 5.2 [No Consents or Conflicts] will survive for the applicable statute of limitations.

         7. CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto as of the date hereof (the "CLOSING DATE"), at the offices of Seller, or at such other place as the parties may agree in writing, and shall be effective as of the opening of business on such date.

                  7.1 SELLER'S CLOSING DELIVERIES. Seller shall deliver the following items in connection with the Closing, each of which shall be in form and substance acceptable to Buyer and its counsel:

                           (a) CONSENTS. The consent to the transactions
contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Seller or any Principal;

                  (b) BOARD AND PRINCIPAL APPROVAL. Certified copies of the resolutions of Seller's Board of Directors and the Principals approving the consummation of the transactions contemplated by this Agreement;

                  (c) TRANSFER INSTRUMENTS; RELEASES OF LIENS. Bills of sale, assignments and other transfer instruments and releases of liens, encumbrances and restrictions sufficient to convey, transfer, and assign to Buyer, and to effectively and legally vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets free and clear of all liens, encumbrances and restrictions whatsoever;

                  (d) FRANCHISE AGREEMENT. A written cancellation of and waiver of all claims by Seller under the Atlanta Franchise Agreement;

                  (e) EMPLOYMENT. Employment Agreements between Buyer, on the one hand, and each Principal and Jeffrey Stampfli, on the other hand, in the form attached hereto as EXHIBIT 7.1(E) to be effective from and after the Closing Date (the "EMPLOYMENT AGREEMENTS");

                  (f) COST SHARING AGREEMENT. The Cost Sharing Agreement executed by Seller and the Principals;

                  (g) LEASE. A Lease with Seller executed by Seller for its facility located at 4053 Lavista Road, Tucker, Georgia, 30084 (the "LEASE"); and

                  (h) OTHER DELIVERIES. Such other instruments and documents as may be reasonably requested in order to give effect to the transactions contemplated by this Agreement.

         7.2 BUYER'S CLOSING DELIVERIES. Buyer shall deliver the following items in connection with the Closing, each of which shall be in form and substance acceptable to Seller, Principal and their counsel.

                  (a) EMPLOYMENT AGREEMENTS. Employment Agreements contemplated by Section 7.1(e) between Buyer and each Principal, to be effective from and after the Closing Date;

                  (b) CONSENTS. The consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Buyer or New Horizons;

                  (c) BOARD APPROVAL. Certified copies of the resolutions of Buyer's Board of Directors approving the consummation of the transactions contemplated by this Agreement;

                  (d) CLOSING PAYMENT. The Closing Payment provided for in
Section 3.1;

                  (e) ASSUMPTION AGREEMENT. An agreement assuming Seller's obligations for the Assumed Liabilities;

                  (f) LEASE. The Lease contemplated by Section 7.1(g) executed by Buyer; and

                  (g) COST SHARING AGREEMENT. The Cost Sharing Agreement duly executed by Buyer.

         8. RESTRICTIVE COVENANTS.

            8.1 CONFIDENTIALITY. Without the prior written consent of Buyer, Seller and the Principals shall, at all times, hold in strictest confidence the terms of this Agreement and any and all non-public information concerning the Atlanta Business or any of their respective affiliates (collectively, "CONFIDENTIAL INFORMATION"). Notwithstanding the foregoing, in the event that Seller or the Principals are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process)by any third party to disclose any Confidential Information, it is agreed that Seller or the Principals, as the case may be, will make all reasonable efforts to preclude disclosure of any Confidential Information including seeking a protective order or other appropriate remedy, and will provide Buyer with prompt notice of such request(s) and the identity of such requesting party so that it may seek an appropriate protective order or other remedy. In the event that such protective order or other remedy is not obtained, Seller or the Principals may furnish that portion (and only that portion) of the Confidential Information which Seller or the Principals are legally compelled to disclose and will exercise its or his best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The foregoing restrictions shall not apply in respect of a dispute between Buyer, on the one hand, and Seller or the Principals, on the other hand, and such dispute pertains to this Agreement, but only to the extent disclosure of any Confidential Information is reasonably necessary.

            8.2 NON-COMPETITION. Except with respect to the activities permitted pursuant to Florida Franchise Agreements, Seller and each Principal shall not, for a period of five (5) years following the Closing, without the prior written consent of Buyer, accept employment with or render services to engage or invest, directly or indirectly, in any form of business activity or organization that is substantially similar to the Atlanta Business in any area where Buyer, any affiliate of Buyer, including NHCLC, or any franchisee of Buyer or any affiliate of Buyer conducts such business (other than the areas contemplated by the Florida Franchise Agreements).

            8.3 NON-INTERFERENCE. Seller and each Principal shall not, for a period of five (5) years following the Closing, without the prior written consent of Buyer, directly or indirectly induce or attempt to induce any employee, agent, consultant, representative, supplier, or customer of the Atlanta Business, Buyer or any of its affiliated companies to terminate its relationship with the Atlanta Business, Buyer or such affiliate or otherwise interfere with a relationship between Buyer or such an affiliate and any of their employees, agents, consultants, representatives, suppliers, or customers.

            8.4 ADEQUATE CONSIDERATION. Seller and each Principal acknowledges and agrees that the obligations of Buyer hereunder constitute adequate consideration for their obligations under this Section 8. Buyer acknowledges and agrees that in addition to any other remedy which Seller or such Principal may have at law, Seller and such Principal shall be free of any restrictions imposed by this Section 8 if Buyer wrongfully fails to make any payment due under this Agreement.

            8.5 REMEDIES. Seller and the Principal acknowledge that a breach of any of the provisions of this Section 8 will result in irreparable damage to Buyer for which there will be no adequate remedy at law, and agree that Buyer, in addition to its rights at law, will be entitled to injunctive and other equitable relief to enforce such provisions, without having to post any bond.

            8.6 REFORMATION. In the event any provision of this Section 8 shall be determined to be unenforceable or invalid, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.

            8.7 TERMINATION OF RESTRICTIONS. In the event that Buyer or New Horizons should fail and refuse to make any Earn Out Payments earned and required to be paid as set forth in Section 3.3 hereof, then Seller and the Principals shall be relieved of their obligations with respect to their undertakings set forth in Section 8.2 or 8.3 hereof. The Principals and Seller acknowledge and agree that any dispute with respect to the Earn-Out Payments, which dispute is being resolved in accordance with Section 3.3, shall not constitute or a failure or refusal to pay as contemplated by the preceding sentence.

         9. POST-CLOSING AGREEMENTS/FURTHER ASSURANCES.

                  9.1 As of the Closing, Buyer may not have all required lien terminations, licenses, permits and other governmental or vendor authorizations necessary for it to take title to all of the Purchased Assets and to hereafter operate all aspects of the Atlanta Business. Seller and the Principals agree to cooperate with Buyer in timely obtaining such lien terminations, licenses, permits and other governmental and vendor authorizations, and further agrees that Buyer may operate the Atlanta Business under the authority of any of Seller's licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained; PROVIDED, that such operation does not violate applicable laws or regulations, and that Buyer and New Horizons, jointly and severally, indemnify and hold Seller harmless against any and all costs, liability, loss, damage or deficiency resulting from Seller's good faith performance of these obligations. Seller and Principals shall indemnify and hold Buyer harmless against any and all loss, damage or liability resulting from the failure of Seller and the Principals to deliver to Buyer any and all lien terminations, releases or consents (including, without limitation, releases, consents or termination statements from any of American Education Fund, L.P., First Sierra Financial, Inc., Toshiba American Information Systems, Equipment Leasing Co., First Union National Bank, Arlington Capital and Leasetech Corp. or Minolta Business Systems, so that Buyer has clear title to the Purchased Assets.

         9.2 The parties hereto agree to execute and deliver to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing. Notwithstanding anything contained in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and the Principals shall use their best efforts to obtain the consent of the other party to any of the foregoing contracts or claims to the assignment thereof to Buyer in all cases that such consent is required for assignment or transfer.

         9.3 Buyer shall use all reasonable efforts to collect the accounts receivable included in the Purchased Assets, but Buyer shall not be required to take or threaten legal action to collect any of such receivables.

         9.4 Seller shall, within fourteen (14) days after the Closing Date, provide such notices of continuation health coverage as are required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code, in such form as Seller and Buyer shall jointly prepare.

         9.5 During the period commencing on the Closing Date and ending upon payment of the last Earn Out Payment contemplated by Section 3.3, Buyer covenants and agrees as follows:

            (a) Buyer and New Horizons shall cause separate and distinct books and records for the Atlanta Business to be maintained;

            (b) Buyer and New Horizons shall deliver to the Principals within thirty (30) days of the close of each fiscal quarter of Buyer (other than that coinciding with the end of its fiscal year, in which event such statements shall be provided after the completion of New Horizons' year-end audit) copies of the balance sheet of the Atlanta Business as of that date and of the statements of income for the fiscal quarter and year-to-date then ended prepared in accordance with the provisions of Section 3.2 hereof.

         9.6 Seller and the Principals agree that, except for a transfer of the New Horizons Stock by Seller to any Principal, as contemplated in Section 4.19 of this Agreement, they will not sell, transfer, pledge otherwise dispose of any of the New Horizons Stock prior to the expiration of the twelve (12) month period following the Closing.

         9.7 New Horizons hereby guarantees the performance of Buyer's obligations to pay Seller pursuant to Section 3.2 or Section 3.3.

         9.8 Seller and the Principals agree that on or before August 1, 2001, Buyer will be required to convert the accounting system of the Atlanta Business to ACUITY.

                  9.9 Although Buyer retains the right and authority to discharge and determine the compensation of any employee of the Atlanta Business, neither Buyer nor New Horizons shall, during the Earn-Out Period, transfer or relocate to other operations of New Horizons, any individuals employed by the Atlanta Business without the prior written consent of Seller.

                  9.10 During the Earn-Out Period, New Horizons will not permit NHCLC to allow the opening of any franchised computer training center in the State of Georgia, without the prior written consent of Seller, which consent shall not be unreasonably withheld. For purposes of this Section 9.10, the determination as to whether Seller has unreasonably withheld its consent will primarily be based upon whether the opening of any franchised computer training center in the State of Georgia will have a material adverse effect on Buyer's EBIT during the Earn-Out Period.

         10. INDEMNIFICATION.

                  10.1 Seller and the Principals jointly and severally agree to indemnify and hold Buyer and New Horizons harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller or the Principal herein, (ii) any imposition (including, without limitation, by operation of bulk transfer or other law) or attempted imposition by a third party upon Buyer of any liability or obligation of Seller which is not an Assumed Liability, or (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                  10.2 Buyer and New Horizons jointly and severally agree to indemnify and hold Seller and the Principals harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer or New Horizons herein, (ii) any imposition or attempted imposition by a third party upon Seller or Principal of any Assumed Liability, or (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                  10.3 If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought:

                  (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

                  (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

                  10.4 The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy available to any party.

                  10.5 Notwithstanding the provisions of Section 10.1 hereof, any claim or claims for indemnity against the Seller or the Principals resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by Seller or the Principals hereunder (other than those arising solely as a result of the inaccuracy in any representations and warranties provided for in Sections 4.1 [Organization, Authority and Capacity], 4.2 [No Consents or Conflicts], 4.6 [Title to Purchased Assets], 4.12 [Taxes], 4.13 [Employee Benefits], 4.18 [Brokers and Finders], 4.20 [Software] and 4.21 [Accounts Receivable] shall not be actionable until the aggregate loss incurred by Buyer or New Horizons shall with respect to all such claims exceeds Forty-Five Thousand Dollars ($45,000) (the "BASKET").

                  10.6 Seller and Principals acknowledge that with respect to any claim for indemnification under this Section 10 based upon a misrepresentation contained in the Adjusted Income Statement likely to result in a decrease in the ongoing future earnings (as distinguished from a one-time charge) of Buyer (an "INDEMNIFIABLE EARNINGS LOSS"), the computation of the damages resulting from such claim shall include, without limitation, an amount equal to (x) the total amount of such Indemnifiable Earnings Loss during the twelve-month period following the occurrence of the action, omission, circumstance or other event which caused the Indemnifiable Earnings Loss (as reasonably estimated by Buyer) MULTIPLIED BY (y) the "EARNINGS LOSS FACTOR." For purposes of this Agreement, the Earnings Loss Factor shall be 6. Notwithstanding the foregoing, Buyer and New Horizons shall not be permitted to apply the Earnings Loss Factor unless and until the Basket has been exhausted.

         11. REGISTRATION RIGHTS.

                  11.1 REGISTRATION RIGHTS. Subject to the limitations set forth in Section 11.2 hereof, in the event that (i) New Horizons files or causes to be filed a registration statement ("REGISTRATION STATEMENT") under the Securities Act in connection with the proposed offer and sale for cash by it, or by Curtis Lee Smith, Jr. and Stuart O. Smith, of shares of new Horizons Stock (the "REGISTRATION"), other than a registration on Form S-4 or Form S-8 promulgated under the Securities Act or any successor or similar form, and (ii) the sale of the New Horizons Stock issued to the Seller and/or the Principal remains restricted pursuant to Rule 144 of the Securities Act or by the terms of this Agreement, New Horizons will give written notice of its or their intention to effect the Registration to Seller and/or the Principals. Upon written request from any one or more of the Seller and/or the Principals to New Horizons within 15 days after the mailing of any such notice from New Horizons regarding the Registration, New Horizons shall use its best efforts to cause the shares of New Horizons Stock as to which such registration has been requested to be included in the Registration. For purposes of this Agreement, and subject to New Horizon's rights under Subsection 11.2 hereof, New Horizons shall be deemed to have used its best efforts to satisfy its obligations under this Section 11 if it: (i) prepares and files with the Securities and Exchange Commission a Registration Statement with respect to the New Horizons Stock for which registration has been properly requested and to use its best efforts to cause such Registration Statement to become and remain effective for such period as may be necessary to permit the Seller and/or the Principals to dispose of the shares of New Horizons Stock covered thereby; PROVIDED, HOWEVER, that New Horizons not need file any such Registration Statement (or cause same to become or remain effective) after the date that such shares of New Horizons Stock are freely tradable without restriction under the Act by the Seller and/or the Principal pursuant to Rule 144(k) promulgated thereunder and under the terms of this Agreement (the "REGISTRATION EXPIRATION DATE"), (ii) prepares and files with the Securities and Exchange Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by the Registration Statement, (iii) furnishes to the Seller and/or the Principals such numbers of copies of a prospectus in conformity with the requirements of the Act, and such other documents as the Seller and/or the Principals may reasonably request in order to facilitate the disposition of the New Horizons Stock owned by the Seller and/or the Principals, and (iv) uses it best efforts to register and qualify the securities covered by the Registration Statement under such other securities or blue sky law of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the Registration Statement, provided that New Horizons shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions. Nothing contained herein shall be construed to confer any rights upon the Seller and/or the Principals to make an underwritten offering of their New Horizons Stock or to include their New Horizons Stock in any registration statement that includes securities to be issued by New Horizons for its own account that does not include shares of New Horizons Stock.

                  11.2 LIMITATIONS ON REGISTRATION RIGHTS. Notwithstanding, the provisions of Subsection 11.1 of this Agreement: (i) the maximum number of shares of New

Horizons Stock that may be included in any Registration Statement shall be determined by New Horizons, in its reasonable discretion, (ii) New Horizons shall not be obligated to include the Seller and/or the Principals in more than two Registrations pursuant to this Agreement, and (iii) New Horizons may postpone for up to six months the filing or effectiveness of any Registration Statement if (A) New Horizons determines, in its reasonable discretion, that such registration would have an adverse effect upon any pending or proposed transaction which is or may become material to New Horizons and its subsidiaries and affiliates, taken as a whole, (B) in order to complete any registration, distribution or lock-up period in connection with any underwritten offering of any of New Horizons' securities, or (C) if consistent with New Horizon's business purposes, to delay the disclosure to the public of any material event.

         11.3 LOCK-UP AGREEMENTS. The Seller and the Principal agree that, if New Horizons or the managing underwriter(s) of any underwritten offering of New Horizons' securities so requests, the Seller and/or the Principals will not, without the prior written consent of New Horizons or such underwriter(s), effect any sale, transfer or other disposition of any of the shares of New Horizons Stock, including sales pursuant to a Registration Statement or under Rule 144, during the 10-day period prior to, and during the 180-day period commencing on, the effective date of such underwritten registration (or during such shorter period or periods as such underwriter(s) may in writing permit).

         11.4 OBLIGATION TO FURNISH INFORMATION. It shall be a condition precedent to the obligations of New Horizons to take any action pursuant to Subsection 11.1 hereof that the Seller and/or the Principals shall furnish to New Horizons such information regarding the Seller and/or the Principals, the New Horizons Stock held by them, and the intended method of disposition of such securities as New Horizons shall reasonably request and as shall be required in connection with the actions to be taken by New Horizons.

         11.5 EXPENSES OF REGISTRATION. All expenses incurred in connection with the Registrations pursuant to Subsection 11.1 (excluding underwriters' discounts and commission and brokerage or dealer commissions), including without limitation all registration an qualification fees, costs of complying with applicable blue sky and other securities laws, printers' and accounting fees, and fees and disbursements of counsel for New Horizons shall be borne by New Horizons; provided, however, that New Horizons shall not be required to pay for any such expenses if the Seller and/or the Principal subsequently withdraw the New Horizons Stock from said Registration.

         11.6 DELAY OF REGISTRATION. The Seller and/or the Principals shall not have any right to take any action to restrain, enjoin or otherwise delay the Registration Statement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 11.

         11.7 INDEMNIFICATION. If any shares of New Horizons Stock owned by the Seller and/or the Principals are included in a registration statement under this
Section 11:

                  11.7.1 INDEMNIFICATION OF SELLER OR THE PRINCIPALS. To the extent permitted by law, New Horizons will indemnify and hold harmless the Seller and/or the

Principals requesting or joining in the Registration Statement against any losses, claims, damages or liabilities (if any), joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by New Horizons of any rule or regulation promulgated under the Act applicable to New Horizons and relating to action or inaction required by New Horizons in connection with any such registration; and will reimburse the Seller and/or the Principals for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection 11.7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of New Horizons (which consent shall not be unreasonably withheld) nor shall New Horizons be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, any prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Seller and/or the Principal. It is expressly understood among the parties to this Agreement that in no event shall New Horizons be obligated to agree to indemnify, in any respect, any underwriter, broker, dealer or other entity or person effecting the sale, purchasing or otherwise distributing any of the New Horizons Stock.

                  11.7.2 INDEMNIFICATION OF NEW HORIZONS. To the extent permitted by law, the Seller and/or the Principal will indemnify and hold harmless New Horizons, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls New Horizons within the meaning of the Act, and each agent for New Horizons (within the meaning of the Act) against any losses, claims, damages or liabilities to which New Horizons or any such directors, officer, controlling person or agent may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omissions or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, prospectus, or amendments or supplements thereof, in reliance upon and in conformity with written information furnished by the Seller and/or the Principals for use in connection with such registration; and the Seller and/or the Principals will reimburse any legal or other expenses reasonably incurred by New Horizons or any such director, officer, controlling person or agent in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection 11.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Seller and/or the Principals (which consent shall not be unreasonably withheld).

                  11.8 TRANSFER OF REGISTRATION RIGHTS. The registration rights of the Seller and/or the Principals under this Section 11 may not be transferred to any third party, except that such rights may be transferred to an estate, trust, or heir, upon the death of the Principal.

                  11.9 REPORTS UNDER EXCHANGE ACT. With a view to making available to the Seller and/or the Principals the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Securities and Exchange Commission that may at any time permit the Seller and/or the Principals to sell securities of New Horizons to the public without registration, New Horizons agrees to use its best efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of New Horizons under the Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and (iii) furnish to Seller and/or the Principals, so long as Seller and/or the Principals owns any of the New Horizons Stock, a written statement by New Horizons that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of New Horizons, and such other reports and documents so filed by New Horizons as may be reasonably requested in availing the Seller and/or the Principal of any rule or regulation of the Securities and Exchange Commission permitting the selling of any such securities without registration.

         12. MISCELLANEOUS.

                  12.1 AMENDMENTS; BINDING EFFECT. The Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that Buyer may assign this Agreement and its rights, interests and obligations hereunder to its parent companies or to any of its majority-owned subsidiaries or affiliates without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any assignment by Buyer of its rights hereunder shall not relieve Buyer of its obligations hereunder.

                  12.2 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be effectively served and delivered (a) when delivered personally; (b) when given by facsimile (with confirmation of receipt and a copy mailed by first-class U.S.
mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto):

         If to Seller or the Principals, to:         Appletree Technologies Incorporated
                                                     c/o Larry Hall
                                                     4053 Lavista Road
                                                     Atlanta, Georgia 30339
                                                     Facsimile: ____________________

                                                     Appletree Technologies Incorporated
                                                     c/o Douglas Shankwiler
                                                     4053 Lavista Road
                                                     Atlanta, Georgia 30339
                                                     Facsimile: ____________________

         With a copy to:                             Wasson, Sours & Harris, LP
                                                     300 Galleria Parkway
                                                     Suite 1000
                                                     Atlanta, Georgia 30339
                                                     Attention:  Gino E. Massafra, Esq.
                                                     Facsimile:  (770) 956-1086

         If to Buyer or
         New Horizons, to:                           New Horizons Computer Learning Centers, Inc.
                                                     1231 East Dyer Road, Suite 140
                                                     Santa Ana, California 92705-5605
                                                     Attention:  Chief Financial Officer
                                                     Facsimile:  714-755-6947

         With a copy to:                             Calfee, Halter & Griswold LLP
                                                     800 Superior Avenue, Suite 1400
                                                     Cleveland, Ohio 44114
                                                     Attention:  Scott R. Wilson, Esq.
                                                     Facsimile:  (216) 241-0816

            12.3 CONSTRUCTION. This Agreement (including the Schedules and Exhibits hereto), sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to any conflict of laws provisions.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first written above.

                                         APPLETREE TECHNOLOGIES INCORPORATED

                                         By: /s/ Douglas Shankwiler
                                            --------------------------------
                                            Name: Douglas Shankwiler
                                            Title: Senior Vice President & COO

                                                      "Seller"
                                                      --------

                                         /s/ Larry Hall
                                         -----------------------------------
                                         Larry Hall

                                         /s/ Douglas Shankwiler
                                         -----------------------------------
                                         Douglas Shankwiler

                                                      "Principals"
                                                      ------------




                       [Reminder of Signatures to Follow]

                                           NEW HORIZON COMPUTER LEARNING CENTERS
                                            OF ATLANTA, INC.

                                           By: /s/ Thomas J. Bresnan
                                              ----------------------------------
                                              Name: Thomas J. Bresnan
                                              Title: Chief Executive Officer

                                                            "Buyer"
                                                             -----


                                           NEW HORIZONS WORLDWIDE, INC.

                                           By: Thomas J. Bresnan
                                              ----------------------------------
                                           Title: Chief Executive Officer
                                                 -------------------------------

                                                            "New Horizons"
                                                             ------------